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                                   EXHIBIT 11
                       GRANITE CONSTRUCTION INCORPORATED
                    COMPUTATION OF NET INCOME PER COMMON AND
                             COMMON EQUIVALENT SHARE
                     (In Thousands, Except Per Share Data)


                                                    Three Months Ended   Nine Months Ended
                                                       September 30,       September 30,
                                                    1997       1996        1997      1996
                                                    ----       ----        ----      ----
Weighted average common shares outstanding         18,292     18,008     18,238     17,962

Computation of incremental outstanding shares:
  Net effect of dilutive stock options based
   on treasury stock method                            55         61         53         71
                                                  -------    -------    -------    -------
Weighted average common shares outstanding,
  as adjusted                                      18,347     18,069     18,291     18,033
                                                  =======    =======    =======    =======

Net income                                        $13,651    $15,053    $22,201    $24,550
                                                  =======    =======    =======    =======

Net income per common and common
  equivalent share                                 $ 0.74     $ 0.83     $ 1.21     $ 1.36
                                                  =======    =======    =======    =======



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